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                                                                   Exhibit 99.14
                                                                   -------------

THE OPTIONS TO BE RECEIVED UPON THE EXECUTION HEREOF, AND THE SHARES ISSUABLE UPON EXERCISE OF THOSE OPTIONS, MAY NOT BE SOLD OR OFFERED FOR SALE, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT AND LAWS. SUCH SECURITIES ARE ALSO SUBJECT TO, AND RESTRICTED BY CERTAIN OF, THE RESPECTIVE PROVISIONS OF THIS STOCK OPTION AGREEMENT.

                      NON-QUALIFIED STOCK OPTION AGREEMENT
                      ------------------------------------

     STOCK OPTION AGREEMENT dated as of April 9, 2001 between ACTV, INC., a Delaware corporation (the "Company"), and MELVYN N. KLEIN ("Klein").

     WHEREAS, Klein is presently serving as a member of the Board of Directors of the Company; and

     WHEREAS, in consideration for Klein's services to the Company as a director to the date hereof, the Company desires and has been authorized and directed to grant to Klein a fully-vested right and option (the "Option") to purchase Fifteen Thousand (15,000) shares (the "Option Shares") of the common stock (par value $.10 per share) of the Company (the "Common Stock"), on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises, the receipt of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company, the parties hereby agree as follows:

     SECTION 1. Option to Purchase Common Stock.

          a. Subject to Section 5 hereof, the Company hereby grants to Klein the fully-vested Option to purchase the Option Shares from the Company at a purchase price of $2.50 per Option Share (the "Option Price"). With respect to the Option, the "Option Period" shall commence on the date hereof and shall terminate in its entirety on (and the Option shall thereupon cease to be exercisable, in any respect, from and after) April 9, 2006 (the "Option Termination Date"), except as herein otherwise provided.

          b. The Option may be exercised by Klein's delivering to the Company, at any time on or after the date hereof but at least 30 days prior to the Option Termination Date, a written notice (the "Option Notice"), which Option Notice shall state Klein's intention to exercise the Option, the date on which Klein proposes to purchase the Option Shares (the "Closing Date") and the number of Option Shares to be purchased on the Closing Date, which Closing Date shall

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be prior to the Option Termination Date and no later than 30 days nor earlier than 10 days following the date of the Option Notice. Upon receipt by the Company of an Option Notice from Klein, Klein shall be obligated to purchase that number of Option Shares to be purchased on the Closing Date set forth in the Option Notice. Klein shall, upon and as a condition of the exercise of the Option in any respect, pay to the Company all taxes that the Company shall be obligated and/or entitled to withhold upon or in connection with such exercise.

          c. The purchase and sale of Option Shares acquired pursuant to the terms of this Option Agreement shall be made on the Closing Date at the offices of the Company. Delivery of the Common Stock certificate or other instrument registered in the name of Klein, evidencing the Option Shares being purchased on the Closing Date, shall be made by the Company to the holder of this Option on the Closing Date against the delivery to the Company of a check in the full amount of the aggregate purchase price therefor.

     SECTION 2. Representations and Warranties of Klein. Klein hereby represents and warrants to the Company as follows:

          a. In the event that Klein acquires any Option Shares, such Option Shares will be acquired for his own account, for investment and not with a view to the distribution thereof.

          b. Klein understands that the Option Shares are not (and possibly will not be) registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, that the Option Shares will (in the absence of the registration thereof) bear a restrictive legend thereon upon their issuance, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or the transaction is exempt from registration.

          c. Klein acknowledges and unconditionally accepts that, for federal, state and/or local tax purposes, this Option is a non-qualified stock option, not an "incentive" stock option, and that the Option Shares when and as issued hereunder will not be "incentive" shares but will instead for tax purposes be "non-qualified" shares.

     SECTION 3. Reorganization; Mergers; Sales; Etc. If, at any time during the Option Period, there shall be any capital reorganization, reclassification of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), the consolidation or merger of the Company with or into another corporation or of the sale of all or substantially all the properties and assets of the Company as an entirety to any other corporation or person, the unexercised portion of this Option shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which Klein would have been entitled if Klein had held shares of Common Stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale. The provisions of this Section 3 shall similarly apply to successive reorganizations, re-

                                      -2-

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classifications, consolidations, mergers and sales.

     SECTION 4. Adjustment of Option Shares and Option Price.

          a. The number of Option Shares subject to this Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of Common Stock.

          b. The Option Price shall be subject to adjustment from time to time as follows:

               (1) If, at any time during the Option Period, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, immediately following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Option Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise hereof shall be increased in proportion to such increase in outstanding shares.

               (2) If, at any time during the Option Period, the number of shares of Common Stock outstanding is decreased by a combination of outstanding shares of Common Stock, then, immediately following the record date for such combination, the Option Price shall be appropriately increased so that the number of shares of Common Stock issuable upon the exercise hereof shall be decreased in proportion to such decrease in outstanding shares.

     SECTION 5. Termination of Option. The Option granted hereby shall terminate on the Option Termination Date.

     SECTION 6. Transfer of Option; Successors And Assigns. Neither this Agreement nor the Option, nor any of Klein's rights with respect thereto, shall be assignable or transferable at any time without the prior written consent of the Company; provided, that in the event of Klein's death prior to the Option Termination Date, the Option shall be exercisable (to the same extent that it would be exercisable by Klein were he then surviving) by Klein's estate or on behalf of such person or persons to whom Klein's rights pass under his Will or by the laws of descent and distribution. Subject to the foregoing, this Agreement and all of the rights hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and transferees.

     SECTION 7. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company, to:

          ACTV, Inc.
          225 Park Avenue South, 18th Floor
          New York, New York  10003-1604
          Attention: Day L. Patterson,

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                     EVP/General Counsel

     If to Klein, to:

          Melvyn N. Klein, Esq.
          210 Jackson Place
          Corpus Christi, TX 78411

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the piece of mail containing such communication is posted.

     SECTION 8. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations and agreements.

     SECTION 9. Amendments and Modifications. This Agreement, or any provision hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

     SECTION 11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the laws of such State governing conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed and delivered as of the date first above written.

                                                ACTV, INC.


                                                By: /s/ Day L. Patterson
                                                    ----------------------------
                                                    Day L. Patterson,
                                                    Executive Vice President
                                                    and General Counsel


                                                /s/ Melvyn N. Klein
                                                --------------------------------
                                                MELVYN N. KLEIN

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